Exhibit 99.1

May 22, 2013
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL
REPORTS APRIL 2013 OPERATING DATA,
DECLARES QUARTERLY DIVIDEND

ST. PETERSBURG, Fla. - In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total client assets under administration of $411.8 billion rose by 1.2 percent, largely fueled by the 1.8 percent increase in the S&P 500 for the month. Similarly, assets under discretionary management of $51.8 billion rose by 1.6 percent. Both of these asset levels established new records. However, a disappointing decline in transactional commissions, including a 7 percent drop in Capital Markets commissions, more than offset the effect of the higher asset base on April 1st used for the quarterly billing for fee-based accounts. A growing syndicate calendar, higher client assets and a rising stock market should drive higher commission and fee revenues over time.

Outstanding loans at Raymond James Bank dropped slightly from the prior month end. Deal flow is relatively active, but the combination of our conservative underwriting process and the excessive demand (leading to smaller allocations) for good credits has made it difficult to grow our portfolio of commercial loans.

Our Capital Markets segment continues to be challenged due to a slow month in equity new issue activity and poor conditions in the fixed income market in general given the low interest rate environment.

As we go through the balance of the current fiscal year, we expect to execute on additional cost savings initiatives and continue to evaluate the appropriate support levels for our Private Client and Fixed Income businesses following the integration of Morgan Keegan.

In addition, the Raymond James Financial Board of Directors today declared a quarterly cash dividend on its common shares of $.14 per share, payable July 15, 2013 to shareholders of record on July 1, 2013. This is the 28th consecutive year in which Raymond James has paid its shareholders a dividend.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services, and Raymond James Ltd., have more than 6,200 financial advisors serving more than 2.4 million accounts in approximately 2,600 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $412 billion.

Forward Looking Statements

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Those results or outcomes could occur as a result of a number of factors, which include, but are not limited to, the risks inherent in the integration of Raymond James' and Morgan Keegan's businesses including the  diversion of management time on integration issues, or in realizing the projected benefits of the acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James' 2012 Annual Report on Form 10-K and the quarterly report on Form 10-Q for the quarters ended March 31, 2013 and December 31, 2012, which are available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.
For more information, contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.

Raymond James Financial, Inc.
Operating Data

	April 2013		March 2013		April 2012
	(22 business days)		(20 business days)		(20 business days)

Total securities commissions and fees (1)	$249.8	mil.	$253.9	mil.	$253.0	mil.

Client assets under administration (2)	$411.8	bil.	$406.8	bil.	$374.4	bil.

Financial assets under management (3)	$51.8	bil.	$51.0	bil.	$42.1	bil.

Raymond James Bank total loans, net	$8.3	bil.	$8.4	bil.	$7.5	bil.

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) Includes assets held for institutional clients of approximately $19 billion for April 30, 2013 and March 31, 2013.
(3) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.